UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 4, 2007 (October 4, 2007)

Wise Metals Group LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-117622	52-2160047
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

857 Elkridge Road, Suite 600

Linthicum, Maryland 21090

(Address of principal executive offices)

(410) 636-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 4, 2007, Wise Metals Group LLC (the “Company”) issued a press release announcing that on October 4, 2007 the Company entered into a Preferred Membership Interest Purchase Agreement (the “Agreement”) with The Teachers’ Retirement System of Alabama (“TRSA”) and The Employees’ Retirement System of Alabama (“ERSA”, together with TRSA, “RSA”). Pursuant to the terms of the Agreement, the Company will issue preferred membership interests of the Company (the “Preferred”) to RSA and RSA will purchase such Preferred in exchange for $75 million in cash, and RSA will have the right, for as long as they hold all of the Preferred issued to them, to appoint two members of the Company’s Management Board.

In connection with the Agreement, TRSA and ERSA, as preferred members, and Silver Knot, LLC, as a member, expect to enter into a Third Amended and Restated Limited Liability Company Agreement of the Company on October 5, 2007 (the “LLC Agreement”). Pursuant to the terms of the LLC Agreement, the parties thereto will agree to, among other things, certain first offer, drag-along and tag-along rights, and certain governance rights of the holders of the Preferred and to certain obligations and certain negative covenants of the Company. In addition, the Company and RSA expect to enter into a Registration Rights Agreement on October 5, 2007 (the “Registration Rights Agreement”) pursuant to which the Company will agree to provide RSA with certain demand, incidental and Form S-3 registration rights with respect to the Preferred.

The foregoing description of the Agreement, LLC Agreement and Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to such agreements, which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, which the Company intends to file in November 2007.

A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release of Wise Metals Group LLC dated October 4, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WISE METALS GROUP LLC

	By:	/s/ Kenneth Stastny
	Name:	Kenneth Stastny
	Title:	Chief Financial Officer

Date: October 4, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated October 4, 2007.